SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8 (a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:             The James Advantage Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           1349 Fairground Road
                           Beavercreek, Ohio  45385
TELEPHONE NUMBER:

                           937-426-7640

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                           Barry Ray James
                           1349 Fairground Road
                           Beavercreek, Ohio  45385

CHECK APPROPRIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/  Yes                         / /  No

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Beavercreek and State of Ohio on the 2 day of October, 1997.

ATTEST: THE JAMES ADVANTAGE FUNDS

/s/ Thomas L. Mangen                   By: /s/ Barry Ray James
    -------------------------              ---------------------------------
                                           Barry Ray James, Trustee